EXHIBIT 14
Union National Financial Corporation Directors and Senior Management
Code of Ethics

Policy

1.  Introduction – General Policies and Guidelines on Legal and Ethical Standards

The maintenance of extremely high standards of honesty, integrity, impartiality, and conduct is essential to assure the proper performance of Union National Community Bank’s (the “Bank’s”) business and the maintenance of the public’s trust.  The preservation of that trust and of the Bank’s reputation requires close observance of these standards on the part of Bank Directors, Officers, and Team Members.

Bank Directors, Officers and Team Members should be alerted about the Federal Bank Bribery Law, 18 U.S.C. Section 215, which provides that whoever:

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“corruptly gives, offers or promises anything of value to any person, with intent to influence or reward an Officer, Director, Team Member, Agent or Attorney of a Financial Institution in connection with any business or transaction of such Institution; or

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As an Officer, Director, Team Member, Agent, or Attorney of a Financial Institution, corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such Institution, shall be guilty (of an offense).”

The penalty provision under this Statute states that if the value of the thing offered or received exceeds $100, the offense is a felony punishable by up to thirty years imprisonment and a fine of $1,000,000 or three times the value of the bribe or gratuity, whichever is greater. If the value does not exceed $100, the offense is a misdemeanor punishable by up to one-year imprisonment and a maximum fine of $1,000.

There are certain exceptions to the above rule concerning the receipt of gifts. Please refer to Section 4 of this Code of Ethics.

The investigation and enforcement powers of the federal regulators have been substantially increased by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.  As a result, the maximum criminal penalties that can be imposed on Bank Directors, Officers, and Team Members for violations of the Bank Bribery Law have increased from five years imprisonment to thirty years imprisonment and from a $5,000 fine to a $1,000,000 fine.  The statue of limitations has been increased from five years to ten years.  The budgets of federal agencies and courts that investigate, prosecute, and sentence Bank Directors, Officers and Team Members have been increased substantially. Any Director, Officer or Team Member found guilty of financial institution related wrongdoing may be subject to forced suspension or removal from office and to civil money penalties as high as $1,000,000 per day.

Union National Community Bank requires that its Directors, Officers, Team Members, and other representatives avoid possible misconduct and conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities as set forth. In all situations, including those where there are no applicable legal principles or the law is unclear or in conflict; Bank Directors, Officers, and Team Members are expected to conduct themselves in such a manner that can be supported by the Bank and to exercise good judgment in the discharge of their responsibilities.

Compliance with the Code of Ethics (“the Code”) will be the responsibility of every representative of the Bank.

The needs of the community are to be given consideration in making business decisions.

2.  Confidential Information

The use of confidential information obtained through or as a consequence of employment in the Bank must be limited to the proper conduct of the Bank’s business.  Neither the Bank nor any of its Directors, Officers or Team Members may use or permit others to use such confidential information for the purpose of furthering a private interest or as a means of making a profit. Confidential information, knowledge, or data obtained as a result of employment may not be divulged to persons outside the Bank, unless authorized by the Bank in writing. In addition, a Team Member should access ONLY that information which is required to perform the duties of his/her position. A suspected breach in confidentiality will be investigated and appropriate disciplinary action taken, up to and including termination and/or prosecution if appropriate.

3.  Conflict of Interest

Corporate Policy – It is the policy of Union National Community Bank that all Directors, Officers, Team Members, and other representatives must avoid potential conflicts of interest.  A potential conflict exists whenever a Director, Officer, Team Member, or other representative has an outside interest – direct or indirect – which conflicts with the individual’s duty to the Bank or adversely affects the individual’s judgment in the discharge of his responsibilities at the Bank.  The appearance of a conflict of interest may be just as damaging to the Bank’s reputation as a real conflict.

The Bank’s name is not to be used as leverage by Directors, Officers, or Team Members to enhance their own opportunities when dealing with others in their political, investment, or retail purchasing activities.

All Officers and Team Members must report to the Internal Audit Department and the Chairman, CEO and President (CEO) any violations or suspected violations of Federal criminal law as soon as it is discovered. The CEO is required to investigate and report the matter through legal counsel to the Federal Bureau of Investigation, the U.S. Attorney, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, the Office of the Comptroller of the Currency, and the Bonding Company.

In the event a potential conflict of interest does arise involving an Officer or Team Member, its nature and extent should be fully disclosed immediately to the CEO of the Bank. The CEO will, after making a thorough review of the circumstances, report to the Board of Directors who will determine appropriate action to be taken.

In the event a potential conflict of interest does arise involving a member of the Board of Directors, its nature and extent should be fully disclosed immediately to management and to the Executive Committee of the Bank’s Board of Directors.

Improper Influence on Conduct of Audits – An Officer or Team Member must not take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Bank. An Officer or Team Member must also not take any action to fraudulently influence, coerce, manipulate, or mislead any member of the Bank’s internal auditors engaged in the performance of an internal audit or investigation. An Officer or Team Member must cooperate in any audit or investigation being conducted by the Bank’s internal or external auditors.

Fiduciary Appointment – An Officer or Team Member is required to obtain the CEO’s prior approval before accepting an appointment as Fiduciary or Co-Fiduciary (Executor, Administrator, Guardian, or Trustee) of customers of the Bank, either with the Bank or with another person, firm, or corporation. An exception is made for a member of an Officer or Team Member’s immediate family. Immediate family is defined as spouses, parents, children and/or siblings.

To avoid the appearance of any impropriety, Directors should exercise reasonable caution in accepting appointment as a Fiduciary or Co-Fiduciary, Executor, Administrator, Guardian, or Trustee.

Beneficiary (or Legacy) Under a Will or Trust – Officers and Team Members must report (to the CEO) any gift of a beneficial interest or legacy under wills or trusts of customers of the Bank, other than a relative, at such time as the Officer or Team Member learns of the designation. This will allow for consideration of all the facts in each case to make certain there are no real conflicts of interest and that a reasonable, disinterested third party could not allege a conflict of interest upon the Officer or Team Member in receipt of the benefit.

If this reporting requirement results in a decision that a real or apparent conflict exists or could exist, the Officer or Team Member will be expected to make every effort to be relieved of the expectation of benefit and will probably be required to renounce the gift.

Lending Relationships – It is the position of the Bank that lending services are available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based upon a borrower’s creditworthiness.

Prohibited Lending Practices – Lending Officers are not permitted to process loan applications or to extend credit to a) any immediate or extended  family member, including, but not limited to spouses, parents, children, siblings, aunts, uncles, cousins, or in-laws; b) any person or entity whose relationship with the Lending Officer  is of such a nature that the approval or  extension of credit could be, or be perceived as, a relationship open to any manner of preferential consideration: c) entities in which the Lending Officer or any entity or person described in a) and b), has an ownership, creditor, or controlling  interest, Any such loan application must be referred to another Lending Officer.

No loans to Directors or Officers will be made under terms and conditions different from those stated in lending policy.

Outside Employment – Full-time Officers and Team Members should carefully scrutinize outside employment, including the performing of any services for compensation, to avoid potential conflicts of interest and excessive demands on one’s time.  Outside employment should be reported to Human Resources. Outside employment may be undertaken unless objected to by the CEO or the Executive Committee of the Bank’s Board of Directors or the Board of Directors on the grounds that such outside employment interferes with job performance or has the appearance of a conflict of interest with the Bank.

Participation in Public Affairs – It is the philosophy of the Bank to encourage on the part of its Officers and Team Members a full awareness and interest in civic and political responsibility.  Each Officer and Team Member shall have the opportunity to support community activities or the political process as he desires.

Voluntary efforts for civic activities normally take place outside of regular business hours.  If voluntary work requires Bank time, prior approval should be obtained from the CEO.

Corporate Directorships, Public Offices, and Commissions – Officers and Team Members must be constantly aware when considering election or appointment to Corporate Boards, Public Offices, or Commissions, whether or not serving in such capacity will place them in a position where a potential conflict of interest may exist.

Unless specifically approved by the CEO and/or the Executive Committee of the Bank’s Board of Directors and/or the Board of Directors, no Director, Officer, or Team Member shall serve on the Board of Directors of any non-Bank entity that is in direct competition with the Bank.  If a conflict develops, the Bank reserves the right to request the Director or Officer involved to divest themselves of one of the conflicting interests.

In like manner, no Director, Officer, or Team Member or substantial shareholder of another company shall serve as a Director of any Bank entity where such circumstances exist.

4.  Improper Use of Corporate Position or Property

Receipt of Gifts – The Bank expects all Directors, Officers, and Team Members to render efficient and courteous service to its customers at all times without expectation of reward for employment.  To avoid even the implication of any impropriety, it is important that each staff member decline any cash or gifts, the acceptance of which would raise even the slightest doubt of improper influence.

If an Officer or Team Member is offered or receives something of value from a customer, vendor, or real estate appraiser, the Officer or Team Member must disclose that fact to the President and Chief Executive Officer. The Bank will keep contemporaneous written reports of such disclosures.  Executive Management will review the disclosures to determine whether or not what is offered or accepted is reasonable and not a threat to the integrity of the Bank.

It is recognized, however, that certain gift giving may occur without intent to influence or reward an Officer corruptly in connection with the business of the Bank. Exceptions to the general prohibition of accepting things of value in connection with the business of the Bank may include acceptance of:

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Gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between parents, children or spouse of a financial institution official) where the circumstances make it clear that it is those relationships rather than the business of the financial institution concerned which are the motivating factors;

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Meals, refreshments, entertainment, accommodations, or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Bank as a reasonable business expense if not paid for by another party;

•	Loans from other financial institutions on customary terms to finance proper and usual activities of financial institution officials, such as home mortgage loans, except where prohibited by law;

•	Advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

•	Discounts or rebates on merchandise or services that do not exceed those available to other customers;

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Gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday, or birthday; provided, however, such gifts shall not exceed a value of one hundred dollars ($100.00); or

•	Civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.

Preferential Treatment – No Director, Officer, or Team Member of the Bank shall acquire or appropriate to his own personal use any Bank property, service, or profits opportunity on the basis of or under situations not available to members of the public.

Community Involvement – It is illegal to use Bank funds for the purpose of making contributions or expenditures in connection with elections to any local, state, and federal office.  However, the Federal Elections Commissions does permit the use of Bank funds and assets for limited political purposes, such as: establishing political action committees and implementing non-partisan voter registration or “get-out-to-vote” campaigns.

Improper Transactions and Payments – It is commonly recognized that there is a direct correlation between illegal or improper payments and inaccurate records.  To guarantee the accuracy of the Bank’s books and records, the following principles should be observed:

•	All transactions or conduct of Bank business must be properly reflected in the Bank’s books; and

•	No secret unrecorded fund, Bank money, or other assets shall be established or maintained; and

•	Any payment is prohibited if no record of its disbursement is entered in the Bank’s accounting records; and

•	Making false and fictitious entries in the books or records of the Bank or issuing false or misleading documents is prohibited and in most circumstances will constitute a criminal offense.

Real Estate Appraisals
No one shall knowingly seek, obtain, or give money or any thing of value in exchange for the performance of an appraisal by a person who one knows is an uncertified or unlicensed appraiser in connection with a federally related transaction.

Vendor Contracts
No one shall cause the Bank to enter into any contract with any person to provide goods, products, or services to or for the benefit of the Bank if the contact would have an adverse effect upon the safety and soundness of the institution.

5.	Antitrust Compliance

Relationships with Competitors – The antitrust laws are intended to preserve and foster the American economic system of free enterprise by assuring energetic but fair competition among business firms, and to prevent business activity that results in undue or unfair restraint or competition, the formation of monopolies, and various undesirable business practices.

In providing its full range of financial services, the Bank engages in vigorous, yet fair and open competition. All of the Directors, Officers and Team Members are expected to observe the highest standards of ethical conduct in relationships with competitors. It is the Bank’s policy to emphasize the quality and competence of services and staff rather than to criticize those of competitors.

Board Attestation:
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